Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated January 30, 2012

$[—] Autocallable Barrier Notes due June 6, 2012 Linked to the Performance of Silver Global Medium-Term Notes, Series A, No. C-371

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	January 30, 2012

Issue Date:	February 2, 2012

Final Valuation Date:	May 30, 2012*

Maturity Date:	June 6, 2012**

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	Silver (“Silver”), as described under “Settlement Price” herein.

Automatic Call:	If on any Call Valuation Date, the Settlement Price of the Reference Asset is greater than or equal to the Initial Price, the Notes will be automatically called for a cash payment per Note determined as set forth under “Call Price” below.

Call Price:

If the Notes are redeemed pursuant to an Automatic Call, you will receive on the applicable Early Redemption Date your principal amount (subject to our credit risk) plus a Call Premium equal to:

•        1.25% of the principal amount of your Notes if called on the First Call Valuation Date;

•        2.50% of the principal amount of your Notes if called on the Second Call Valuation Date; and

•        3.75% of the principal amount of your Notes if called on the Third Call Valuation Date.

Early Redemption Date:	If the Notes are subject to an Automatic Call, payment will be made on the third business day after the applicable Call Valuation Date.

Call Valuation Dates:	February 29, 2012*(the “First Call Valuation Date”), March 30, 2012*(the “Second Call Valuation Date”) and April 30, 2012*(the “Third Call Valuation Date”)

Payment at Maturity:

If the Notes are not called on the First Call Valuation Date, the Second Call Valuation Date or the Third Call Valuation Date:

•        If a Barrier Event does not occur, you will receive at maturity (subject to our credit risk) a cash payment equal to (a) the principal amount of your Notes plus (b) the principal amount of your Notes multiplied by the Contingent Return, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × Contingent Return]

•        If a Barrier Event occurs and the Final Price is greater than the Initial Price, you will receive at maturity (subject to our credit risk) a cash payment equal to (a) the principal amount of your Notes plus (b) the principal amount of your Notes multiplied by the Contingent Return, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × Contingent Return]

•        If a Barrier Event occurs and the Final Price is less than or equal to the Initial Price, you will receive at maturity a cash payment equal to (a) the principal amount of your Notes plus (b) the principal amount of your Notes multiplied by the Reference Asset Return, calculated $1,000 principal amount Note as follows:

$1,000 + [$1,000 × Reference Asset Return]

You may lose some or all of your principal if you invest in the Notes. If the notes have not been called and a Barrier Event occurs and the Final Price is less than the Initial Price, your Notes will be fully exposed to the decline of the Reference Asset from the Initial Price on the Initial Valuation Date to the Final Price on the Final Valuation Date and you may lose some or all of your principal at maturity. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Barrier Event:

A Barrier Event occurs if, as determined by the Calculation Agent, the Settlement Price of Silver is less than the Barrier on any Scheduled Trading Day during the Observation Period; provided, however, that, if a Market Disruption Event occurs with respect to the Reference Asset on a Scheduled Trading Day during the Observation Period, the Settlement Price of Silver on such Scheduled Trading Day will be disregarded for purposes of determining whether a Barrier Event occurs.

For a description of Market Disruption Events that are applicable to the Reference Asset, please see “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” in the accompanying prospectus supplement.

Barrier:	[—] (equal to 70% of the Initial Price of the Reference Asset, rounded to the nearest hundredth)

Contingent Return:	5%

Observation Period:	The period from but excluding the Initial Valuation Date to and including the Final Valuation Date. If the scheduled Final Valuation Date is postponed, the Observation Period will be extended to, and including, the Final Valuation Date as postponed.

Reference Asset Return:

The performance of the Reference Asset from the Initial Price on the Initial Valuation Date to the Final Price on the Final Valuation Date, calculated as follows:

Final Price – Initial Price

Initial Price

Initial Price:	US cents[—]/troy ounce, which is the Settlement Price of Silver on the Initial Valuation Date.

Settlement Price:	The Settlement Price of the Reference Asset on any day will be such day’s Silver fixing price per troy ounce of Silver for delivery in London through a member of the London Bullion Market Association authorized to effect such delivery, stated in U.S. cents, as calculated by the London Silver Market and displayed on Reuters Screen page “SIFO” that displays prices effective on that date. The Bloomberg Ticker for indicative purposes only is “SLVRLN Index.”

Final Price:	The Settlement Price of Silver on the Final Valuation Date.

Scheduled Trading Day:	A day on which the relevant primary market is open for trading for its regular trading session, as determined by the Calculation Agent in its sole discretion.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738KM40 / US06738KM409

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-7 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to [—]% of the principal amount of the Notes, or $[—] per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this preliminary pricing supplement. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

Each Table of Hypothetical Values is based on the assumptions outlined below and demonstrates the return that you would have earned from (i) an investment in the Notes compared to (ii) a theoretical direct investment in the Reference Asset, based on certain percentage changes from the Initial Price to the Final Price of the Reference Asset and depending on whether the Notes are automatically called (prior to the deduction of any applicable brokerage fees or charges). The hypothetical examples below do not take into account any reinvestment of any applicable Call Price or any tax consequences from investing in the Notes or a direct investment in the Reference Asset.

In each Table of Hypothetical Values some amounts are rounded and actual returns may be different. The following is a general description of how the hypothetical values in the table are determined.

If the Settlement Price of the Reference Asset on a Call Valuation Date is at or above the Initial Price on the Initial Valuation Date, the Notes will be automatically called in respect of such Call Valuation Date for redemption at a cash payment per $1,000 principal amount Note equal to the applicable Call Price on the applicable Early Redemption Date. The applicable Call Price is determined as follows:

For every $1,000 principal amount Note, the applicable Call Price is equal to $1,000 plus a Call Premium calculated as follows:

•	1.25% × $1,000 if the Notes are automatically called in respect of the First Call Valuation Date.

•	2.50% × $1,000 if the Notes are automatically called in respect of the Second Call Valuation Date.

•	3.75% × $1,000 if the Notes are automatically called in respect of the Third Call Valuation Date.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the Initial Valuation Date at the initial public offering price and holds the Notes to maturity if the Notes are not automatically called.

•	No market disruption events or events of default occur during the term of the Notes.

•	Initial Price of the Reference Asset: US cents 3,348/troy ounce.

PPS-2

Example 1: The Settlement Price of the Reference Asset on the first Call Valuation Date is US cents 3,358/troy ounce, which is greater than the Initial Price of the Reference Asset. Therefore, the Notes will be automatically called in respect of the first Call Valuation Date.

The table below shows the applicable Call Price per $1,000 principal amount Note (without considering any reinvestment of such Call Price) as compared to a range of hypothetical Reference Asset Returns. The Reference Asset Return reflects any change in the Settlement Price of the Reference Asset from the Initial Price on the Initial Valuation Date to the Final Price on the Final Valuation Date.

Table of Hypothetical Values

If Notes are Called in Respect of the First Call Valuation Date

Reference Asset Return	Investment in the Notes	Direct Investment in the Reference Asset
+ 100%	$1,012.50	$2,000
+ 90%	$1,012.50	$1,900
+ 80%	$1,012.50	$1,800
+ 70%	$1,012.50	$1,700
+ 60%	$1,012.50	$1,600
+ 50%	$1,012.50	$1,500
+ 40%	$1,012.50	$1,400
+ 30%	$1,012.50	$1,300
+ 20%	$1,012.50	$1,200
+ 10%	$1,012.50	$1,100
+ 5%	$1,012.50	$1,050
+ 0%	$1,012.50	$1,000

Since the Settlement Price of the Reference Asset on the first Call Valuation Date is equal to or greater than the Initial Price on the Initial Valuation Date, the Notes are automatically called and you will receive on the applicable Early Redemption Date a cash payment per $1,000 principal amount Note equal to $1,000 plus the corresponding Call Premium of $12.50, regardless of the performance of the Reference Asset at any time after the first Call Valuation Date, including on the Final Valuation Date.

Example 2: The Settlement Price of the Reference Asset on the First Call Valuation Date is less than the Initial Price, but the Settlement Price of the Reference Asset on the Second Call Valuation Date is US cents 3,382/troy ounce, which is greater than the Initial Price.

The table below shows the applicable Call Price per $1,000 principal amount Note (without considering any reinvestment of such Call Price) as compared to a range of hypothetical Index Returns. The Reference Asset Return reflects any change in the Settlement Price of the Reference Asset from the Initial Price on the Initial Valuation Date to the Final Price on the Final Valuation Date.

Table of Hypothetical Values

If Notes are Called in Respect of the Second Call Valuation Date

Reference Asset Return	Investment in the Notes	Direct Investment in the Reference Asset
+ 100%	$1,025.00	$2,000
+ 90%	$1,025.00	$1,900
+ 80%	$1,025.00	$1,800
+ 70%	$1,025.00	$1,700
+ 60%	$1,025.00	$1,600
+ 50%	$1,025.00	$1,500
+ 40%	$1,025.00	$1,400
+ 30%	$1,025.00	$1,300
+ 20%	$1,025.00	$1,200
+ 10%	$1,025.00	$1,100
+ 5%	$1,025.00	$1,050
+ 0%	$1,025.00	$1,000

Since the Settlement Price of the Reference Asset on the Second Call Valuation Date is equal to or greater than the Initial Price on the Initial Valuation Date, the Notes are automatically called and you will receive on the applicable Early Redemption Date a cash payment per $1,000 principal amount Note equal to $1,000 plus the corresponding Call Premium of $25, regardless of the performance of the Reference Asset at any time after the Second Call Valuation Date, including on the Final Valuation Date.

PPS-3

Example 3: The Settlement Price of the Reference Asset on both the First and Second Call Valuation Dates is less than the Initial Price, but the Settlement Price of the Reference Asset on the Third Call Valuation Date is greater than the Initial Price.

Table of Hypothetical Values

If Notes are Called in Respect of the Third Call Valuation Date

Reference Asset Return	Investment in the Notes	Direct Investment in the Reference Asset
+ 100%	$1,037.50	$2,000
+ 90%	$1,037.50	$1,900
+ 80%	$1,037.50	$1,800
+ 70%	$1,037.50	$1,700
+ 60%	$1,037.50	$1,600
+ 50%	$1,037.50	$1,500
+ 40%	$1,037.50	$1,400
+ 30%	$1,037.50	$1,300
+ 20%	$1,037.50	$1,200
+ 10%	$1,037.50	$1,100
+ 5%	$1,037.50	$1,050
+ 0%	$1,037.50	$1,000

Since the Settlement Price of the Reference Asset on the Third Call Valuation Date is equal to or greater than the Initial Price on the Initial Valuation Date, the Notes are automatically called and you will receive on the applicable Early Redemption Date a cash payment per $1,000 principal amount Note equal to $1,000 plus the corresponding Call Premium of $37.50, regardless of the performance of the Reference Asset at any time after the Third Call Valuation Date, including on the Final Valuation Date.

Examples 4-7 and the table below illustrate how hypothetical total returns are calculated if the Notes are not automatically called pursuant to the “Automatic Call” Provisions:

Final Price	Reference Asset Return	No Barrier Event Occurs		A Barrier Event Occurs
		Payment at Maturity*	Total Return on Notes	Payment at Maturity*	Total Return on Notes
6696.00	100.00%	$1,050.00	5.00%	$1,050.00	5.00%
6361.20	90.00%	$1,050.00	5.00%	$1,050.00	5.00%
6026.40	80.00%	$1,050.00	5.00%	$1,050.00	5.00%
5691.60	70.00%	$1,050.00	5.00%	$1,050.00	5.00%
5356.80	60.00%	$1,050.00	5.00%	$1,050.00	5.00%
5022.00	50.00%	$1,050.00	5.00%	$1,050.00	5.00%
4687.20	40.00%	$1,050.00	5.00%	$1,050.00	5.00%
4352.40	30.00%	$1,050.00	5.00%	$1,050.00	5.00%
4017.60	20.00%	$1,050.00	5.00%	$1,050.00	5.00%
3850.20	15.00%	$1,050.00	5.00%	$1,050.00	5.00%
3682.80	10.00%	$1,050.00	5.00%	$1,050.00	5.00%
3515.40	5.00%	$1,050.00	5.00%	$1,050.00	5.00%
3348.00	0.00%	$1,050.00	5.00%	$1,000.00	0.00%
3180.60	-5.00%	$1,050.00	5.00%	$950.00	-5.00%
3013.20	-10.00%	$1,050.00	5.00%	$900.00	-10.00%
2946.24	-12.00%	$1,050.00	5.00%	$880.00	-12.00%
2845.80	-15.00%	$1,050.00	5.00%	$850.00	-15.00%
2678.40	-20.00%	$1,050.00	5.00%	$800.00	-20.00%
2343.60	-30.00%	$1,050.00	5.00%	$700.00	-30.00%
2008.80	-40.00%	NA	NA	$600.00	-40.00%
1674.00	-50.00%	NA	NA	$500.00	-50.00%
1339.20	-60.00%	NA	NA	$400.00	-60.00%
1004.40	-70.00%	NA	NA	$300.00	-70.00%
669.60	-80.00%	NA	NA	$200.00	-80.00%
334.80	-90.00%	NA	NA	$100.00	-90.00%
0.00	-100.00%	NA	NA	$0.00	-100.00%

*	Per $1,000 principal amount Note

PPS-4

Example 4: The Notes are not called. No Barrier Event occurs and the Settlement Price of the Reference Asset increases from an Initial Price of US cents 3,348.00/troy ounce to a Final Price of US cents 3515.40/troy ounce, resulting in a Reference Asset Return of 5.00%.

Because no Barrier Event occurs, the investor receives a payment at maturity of $1,050 per $1,000 principal amount Note calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × Contingent Return]

$1,000 + [$1,000 × 5%] = $1,050

The total return on the investment of the Notes is 5.00%.

Example 5: The Notes are not called. No Barrier Event occurs and the Settlement Price of the Reference Asset decreases from an Initial Price of US cents 3,348.00/troy ounce to a Final Price of US cents 2678.40/troy ounce, resulting in a Reference Asset Return of -20.00%.

Because no Barrier Event occurs, the investor receives a payment at maturity of $1,050 per $1,000 principal amount Note calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × Contingent Return]

$1,000 + [$1,000 × 5%] = $1,050

The total return on the investment of the Notes is 5.00%.

Example 6: The Notes are not called. A Barrier Event occurs and the Settlement Price of the Reference Asset increases from an Initial Price of US cents 3,348.00/troy ounce to a Final Price of US cents 4,017.60/troy ounce, resulting in a Reference Asset Return of 20.00%.

Because a Barrier Event occurs and the Final Price is greater than the Initial Price, the investor will receive a payment at maturity of $1,050 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Contingent Return]

$1,000 + [$1,000 × 5%] = 1,050

The total return on the investment of the Notes is 5%.

Example 7: The Notes are not called. A Barrier Event occurs and the Settlement Price of the Reference Asset decreases from an Initial Price of US cents 3,348.00/troy ounce to a Final Price of US cents 2,678.40/troy ounce, resulting in a Reference Asset Return of -20.00%.

Because a Barrier Event occurs, the investor will receive a payment at maturity of $800 per $1,000 principal amount Note calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × Reference Asset Return]

$1,000 + [$1,000 × -20%] = $800

The total return on the investment of the Notes is -20.00%.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The Final Valuation Date, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset”; and

PPS-5

•	For a description of further adjustments that may affect the reference asset, see “Reference Assets—Commodities—Discontinuation of Trading; Alteration of Method of Calculation”.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes). The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Reference Asset. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Because the term of your Notes will not exceed one year, such gain or loss should generally be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as a short-term contingent debt instrument. However, no statutory, judicial or administrative authority directly addresses how a short-term contingent debt instrument should be treated for U.S. federal income tax purposes. Accordingly, you should consult your tax advisor about this potential alternative treatment of the Notes. For a further discussion of some of the tax considerations applicable to short-term debt obligations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Short-Term Obligations” in the accompanying prospectus supplement.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Asset that is issued by you to us. For a discussion of the tax considerations applicable to this alternative treatment, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options” in the accompanying prospectus supplement.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

PPS-6

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise); and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Commodities, an Index Containing Commodities, Shares or Other Interests in an Exchange-Traded Fund Invested in Commodities or Based in Part on Commodities”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in Significant Loss—The Notes do not guarantee any return of principal. The payment, if any, at maturity of the Notes is linked to the Reference Asset and will depend on whether the Notes are called, whether a Barrier Event occurs and if the Final Price is greater than, less than or equal to the Initial Price. If a Barrier Event occurs and the Final Price is less than or equal to the Initial Price, your Notes will be fully exposed to any decline of the Reference Asset from the Initial Price on the Initial Valuation Date to the Final Price on the Final Valuation Date and you will lose some or all of your principal.

•

Your Gain, if Any, on the Notes is limited to the Applicable Call Premium if the Notes are Called and if the Notes are not Called, the Maximum Return you can receive is the Contingent Return of 5%—If the Notes are automatically called pursuant to the “Automatic Call” provisions in respect of a Call Valuation Date, you will receive (subject to our credit risk) on the applicable Early Redemption Date a payment per $1,000 principal amount Note of $1,000 plus a Call Premium equal to the product of the percentage set forth under “Call Price” on the cover page multiplied by $1,000, regardless of the performance of the Reference Asset from the Initial Price to the applicable Call Valuation Date or the Reference Asset Return. If the Notes are not called, the maximum return you can receive will be the Contingent Return of 5%.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

If the Notes are not called, You Will Only Receive a Positive Return at Maturity in Certain Circumstances—If the Notes are not called, you will only receive your principal amount (subject to our credit risk) and a return equal to the Contingent Return only if a Barrier Event does not occur during the Observation Period or if the Final Price is greater than the Initial Price. If the Notes are not called and a Barrier Event occurs, your investment will be fully exposed to any decline of the Reference Asset from the Initial Price on the Initial Valuation Date to the Final Price on the Final Valuation Date and you will lose some or all of your principal at maturity. The occurrence of a Barrier Event on any Scheduled Trading Day during the Observation Period may significantly and adversely affect the market value of your Notes and your ability to sell your Notes.

•

Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this preliminary pricing supplement, the Notes will be automatically called if the Settlement Price of the Reference Asset on a Call Valuation Date is at or above the Initial Price. If the Notes are automatically called in respect of any Call Valuation Date, you will be entitled only to the principal amount of your Notes plus the applicable Call Premium set forth on the cover of this preliminary pricing supplement. You will not be entitled to any appreciation in the Reference Asset at any time after the applicable Call Valuation Date, including on the Final Valuation Date, which may be significant. You may not be able to reinvest any amounts received on the Early Redemption Date in a comparable investment with similar risk and yield. No more interest or call premium will accrue or be payable after the relevant Early Redemption Date. The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold. It may further limit your ability to sell your Notes and realize any market appreciation of the value of your Notes.

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The Determination of Whether a Barrier Event Occurs is Not Based On Any Price of the Reference Asset at Any Time Other Than the Settlement Price of Silver on Each Scheduled Trading Day During the Observation Period—A Barrier Event occurs if the Settlement Price of Silver is less than the Barrier on any Scheduled Trading Day, including the Final Valuation Date, during the Observation Period (subject to market disruption events as described in this preliminary pricing supplement). The determination of whether a Barrier Event occurs is therefore not based on any price of the Reference Asset at any time other than the Settlement Price of Silver on each Scheduled Trading Day, including the Final Valuation Date, during the Observation Period. Any factors, including any change during the term of the Notes in the price

PPS-7

or volatility of the Reference Asset, that may affect the extent to which (or the speed at which) any change in the price of the Reference Asset occurs and therefore affect whether a Barrier Event occurs, may adversely affect the market value of your Notes. In addition, if the scheduled Final Valuation Date is postponed, the Observation Period will be extended to, and include, the Final Valuation Date as postponed, which may adversely affect the market value of your Notes.

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Any Change (or the Lack Thereof) in the Volatility of the Reference Asset May Adversely Affect the Market Value of Your Notes—You will only receive a positive return if the Notes are called and if the Notes are not called, if no Barrier Event occurs during the Observation Date or if the Final Price is greater than the Initial Price. If a Barrier Event occurs, any payment at maturity will depend on the extent to which the Final Price of the Reference Asset on the Final Valuation Date differs from the Initial Price on the Initial Valuation Date. Therefore, the market value of your Notes may be adversely affected by any factors, including any change during the term of the Notes in the price or volatility of the Reference Asset, that may affect the extent to which the Final Price of the Reference Asset on the Final Valuation Date may differ from the Initial Price on the Initial Valuation Date.

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If the Notes are not called and a Barrier Event Occurs, the Payment at Maturity of Your Notes is Not Based on the price of the Reference Asset at Any Time Other than the Final Price of the Reference Asset on the Final Valuation Date as Compared to the Initial Price of the Reference Asset on the Initial Valuation Date—The Final Price of the Reference Asset and the Reference Asset Return will be based solely on the Settlement Price of Silver on the Final Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if a Barrier Event occurs and the Settlement Price of Silver drops precipitously on the Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes will be significantly less than it would otherwise have been had the payment at maturity been linked to the price of the Reference Asset prior to such drop. If a Barrier Event occurs, although the price of the Reference Asset on the Maturity Date or at other times during the life of your Notes may be higher than the Final Price of the Reference Asset on the Final Valuation Date, you will not benefit from any increases in the price of the Reference Asset other than the increase, if any, represented by the Final Price of the Reference Asset on the Final Valuation Date as compared to the Initial Price of the Reference Asset on the Initial Valuation Date.

•	No Interest Payments—As a holder of the Notes, you will not receive interest payments.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes and also our involvement with the London Bullion Market Association. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes

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The Notes May Be Subject to Certain Risks Specific to Precious Metals. Silver is a precious metal. Consequently, in addition to factors affecting commodities generally that are described above, Silver may be subject to a number of additional factors specific to precious metals that might cause price volatility. These may include, among others:

•	disruptions in the supply chain, from mining to storage to smelting or refining;

PPS-8

•	adjustments to inventory;

•	variations in production costs, including storage, labor and energy costs;

•	costs associated with regulatory compliance, including environmental regulations; and

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor on the market value of the Notes may offset or enhance the effect of another factor.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the reference asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the reference asset;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events especially those affecting the price of Silver; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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Holding the Notes is not the Same as Owning Silver, Futures Contracts for Silver or Certain Other Commodity Related Contracts Directly—The return on your Notes will not reflect the return you would realize if you actually purchased Silver, futures contracts for Silver or exchange-traded or over-the-counter instruments based on the price of Silver. You will not have any rights that holders of such assets or instruments have.

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Prices of Commodities and Commodity Futures Contracts are Highly Volatile and May Change Unpredictably—Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the reference asset and, as a result, the market value of the Notes, and the payment you will receive on the Notes, if any.

Moreover, the prices of many of the commodities, particularly energy and agricultural commodities, reached historically high levels in 2009. Since reaching such highs, prices have fallen precipitously, to approximately 25% of their historic highs, in some case, and prices have experienced unprecedented volatility since that time. In the case of many commodities, recent prices have also risen substantially, although they have not reached their historically high levels. There is no assurance that prices will again reach their historically high levels or that volatility will subside. It is possible that lower prices, or increased volatility, will adversely affect the performance of reference asset and, as a result, the market value of the Notes.

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Suspension or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Value of the Notes—The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the value of the reference asset, therefore, the value of the Notes.

Settlement Price

The Settlement Price of the Reference Asset on any day will be such day’s Silver fixing price per troy ounce of Silver for delivery in London through a member of the London Bullion Market Association authorized to effect such delivery, stated in U.S. cents, as calculated by the London Silver Market and displayed on Reuters Screen page “SIFO” that displays prices effective on that date. The Bloomberg Ticker for indicative purposes only is “SLVRLN Index.”

Historical Information

The following graph sets forth the historical performance of the reference asset based on the daily Settlement Price from January 7, 2002 through January 27, 2012. The Settlement Price of the reference asset for historical purposes only on January 27, 2012 was US cents 3,348/troy ounce. The Settlement Price of the Reference Asset on the Initial Valuation Date January 30, 2012 was US cents [        ]/troy ounce.

PPS-9

We obtained the information below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical prices of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the Settlement Price of the Reference Asset on any Call Valuation Date, the Final Valuation Date or any Scheduled Trading Day during the Observation Period. We cannot give you assurance that the performance of the Reference Asset will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-10